UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 5, 2009
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 5, 2009, Lions Gate Entertainment, Inc. (“LGE”), a wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”), entered into an Equity Purchase Agreement (the “Equity Purchase Agreement”) with Gemstar-TV Guide International, Inc. (“Gemstar”), TV Guide Entertainment Group, Inc. (“TVGE”), its parent company, UV Corporation and Macrovision Solutions Corporation (“Macrovision”), the ultimate parent company of Gemstar, TVGE and UV Corporation, for the purchase by LGE or by one of its wholly-owned subsidiaries from UV Corporation of all of the issued and outstanding equity interests of TVGE for approximately $255 million in cash and assumed liabilities, subject to working capital and other indebtedness adjustments, to be measured at closing. In connection with the transaction, Gemstar and its subsidiaries will also transfer, assign and license to LGE certain assets related to the TV Guide Network and the TV Guide Online (tvguide.com) business. The Equity Purchase Agreement is attached hereto as Exhibit 10.54 and is incorporated herein by reference.
The closing of the transaction is subject to customary conditions, including review under the Hart Scott-Rodino Antitrust Improvements Act, and is expected to close on or before February 28, 2009. The Equity Purchase Agreement also includes certain indemnification obligations of Gemstar, Macrovision and LGE, as well as a non-solicitation of employee covenant and a non-compete covenant, on the part of LGE and its affiliates and Gemstar and its affiliates, respectively. The acquisition will be funded with LGE’s existing cash and available funds. The completion of the transaction is not subject to Company or Macrovision stockholder approval.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

10.54	Equity Purchase Agreement dated January 5, 2009, by and among Lions Gate Entertainment, Inc., Gemstar-TV Guide International, Inc., TV Guide Entertainment Group, Inc., UV Corporation and Macrovision Solutions Corporation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2009	LIONS GATE ENTERTAINMENT CORP.

/s/ James Keegan James Keegan
Chief Financial Officer

EXHIBIT 10.54